Exhibit 5.1

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002-2781

Phone: 713.223.2900

Fax: 713 221.1212

July 3, 2007

Board of Directors

Encore Bancshares, Inc.

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel for Encore Bancshares, Inc., a Texas corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1, File No. 333-142735 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement covers the underwritten public offering by the Company of up to 2,190,475 shares of the Company’s common stock, par value $1.00 per share (the “Company Shares”), which includes 285,714 shares that the underwriters have an option to purchase to cover over-allotments, and by the selling shareholders of up to 75,000 shares of the Company’s common stock (the “Selling Shareholder Shares”). The Company Shares and Selling Shareholder Shares are proposed to be sold to the underwriters pursuant to a Purchase Agreement among the Company, the selling shareholders and Keefe, Bruyette & Woods, Inc., Sandler O’Neill & Partners, L.P. and SMH Capital Inc. (the “Underwriting Agreement”). This opinion is being delivered in connection with the Company’s Registration Statement relating to the registration of the offering and sale of the Company’s Shares and the Selling Shareholders Shares under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Amended and Restated Articles of Incorporation of the Company; (3) the Amended and Restated Bylaws of the Company; (4) certain

Board of Directors

Encore Bancshares, Inc.

July 3, 2007

resolutions of the Board of Directors of the Company; and (5) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

2. The Shares proposed to be sold pursuant to the Underwriting Agreement will, when issued in accordance with the terms thereof, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Bracewell & Giuliani LLP Bracewell & Giuliani LLP